Exhibit 4.1

CERTIFICATE OF DESIGNATION OF

SERIES A NON-CONVERTIBLE PREFERRED STOCK OF

VINCO VENTURES, INC.

Pursuant to Sections 78.315 and 78.1955 of the Nevada Revised Statutes (the “NRS”), Vinco Ventures, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby submit the following:

WHEREAS, the articles of incorporation, as amended, of the Corporation (the “Articles of Incorporation”) authorizes the issuance of up to [    ] shares of preferred stock, par value $[    ] per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the board of directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this certificate of designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Non-Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be ___. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Articles of Incorporation” has the meaning set forth in the Recitals.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date the Shares are issued to the holder, directly or indirectly managed or advised by the holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the holder or any of the foregoing; and (iv) any other Persons whose beneficial ownership of the Corporation’s voting securities would or could be aggregated with the holder’s and the other Attribution Parties for purposes of Section 13(d) of the Securities Exchange Act of 1934. For clarity, the purpose of the foregoing is to subject collectively the holder and all other Attribution Parties to the Maximum Percentage.

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means, for any Share, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, promulgated by the Commission.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.

“Liquidation Value” means $1.00 per Share.

“Maximum Percentage” has the meaning set forth in Section 6.2.

“NRS” means the Nevada Revised Statutes.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Series A Redemption” has the meaning set forth in Section 7.1.

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“Series A Redemption Date” has the meaning set forth in Section 7.1(b).

“Series A Redemption Notice” has the meaning set forth in Section 7.1.

“Series A Redemption Price” has the meaning set forth in Section 7.1.

“Share” means a share of Series A Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

3. Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities.

4. Dividends. The Series A Preferred Stock shall not be entitled to receive dividends.

5. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (a “Liquidation”), the holders of Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared).

6. Voting.

6.1 Voting Generally. Each holder (each, a “Holder”) of outstanding Shares will have the voting rights as described in this Section 6, subject to the restrictions provided in this Certificate of Designation. At all times, the holders of the Shares shall be entitled to notice of any stockholders’ meeting and to vote together with the class of stockholders of Common Stock, as a single class, upon any matter submitted to the stockholders of Common Stock for a vote as of a record date established by the Board of Directors of the Corporation (the “Record Date”), except as provided by law, or by written consent in lieu thereof (“Written Consent”). For so long as any Shares remain issued and outstanding, the holders of each Share shall have the right to vote, in an amount equal to one percent (1%) of the total voting power of then-outstanding shares of Common Stock of the Corporation entitled to vote in such class, calculated as provided herein.

The voting power of the entirety of issued and outstanding Shares shall be calculated in accordance with the following formula, provided that there shall be no fractional votes and the resulting votes shall be rounded up to the nearest whole number:

VSA=(C+X)/(1-0.01*n)*0.01*n

where:

VSA	is the voting power of the entirety of the Shares on the date of the vote;

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C	is the total voting power of all shares of Common Stock of the Corporation entitled to vote on the matter(s) submitted to the holders of the outstanding voting capital stock of the Corporation as of a certain Record Date or date of a Written Consent, as the case may be;

X	is the total voting power of all outstanding shares of all series of Preferred Stock of the Corporation, other than Series A Preferred Stock, as of the Record Date or date of Written Consent, as the case may be; and

n	is the number of issued and outstanding Shares as of the Record Date or date of Written Consent, as the case may be.

For example, if there are 5,000,000 shares of the Corporation’s Common Stock issued and outstanding as of the Record Date or the date of Written Consent, as the case may be, and no shares of Preferred Stock are issued and outstanding, the holders of the voting stock, voting separately as a class, will have the right to vote an aggregate of 5,000,000 votes. In such an event, the holders of 15 issued and, subject to Section 6.2 below, the outstanding Shares will have the right to vote an aggregate of 882,353 votes (and each Share will be entitled to 58,824 votes) in the class of holders of Common Stock and Shares, which classes will, collectively, have an aggregate voting power equal to 5,882,353 votes.

6.2 For so long as any Shares remain issued and outstanding, the holders of each Share shall have the right to vote, in an amount equal to one percent (1%) of the total voting power of then-outstanding shares of Common Stock of the Corporation entitled to vote in such class, calculated as provided herein, provided, however, that in no event shall the total voting power exceed [                  ] shares (as adjusted for any stock split, stock dividend, recapitalization, or otherwise).

6.3 To the extent that under the NRS the vote of the holders of the Preferred Shares, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders (as defined in the Securities Purchase Agreement), voting together in the aggregate and not in separate series unless required under the NRS, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the NRS), voting together in the aggregate and not in separate series unless required under the NRS, shall constitute the approval of such action by both the class or the series, as applicable.

6.4 Maximum Percentage. Notwithstanding anything to the contrary set forth herein, the voting power attributable to any Share hereunder, shall be automatically, reduced, as necessary, such that the aggregate voting power attributable to the Shares of such applicable Holder (and any other securities of the Corporation then held by such Holder) or any of its Attribution Parties shall not exceed 9.99% of the voting power of the Corporation (the “Maximum Percentage”). For purposes of the foregoing sentence, the aggregate number of voting power of the holder and the other Attribution Parties shall include the number of shares of Common Stock, Shares or other securities of the Corporation held by the holder and all other Attribution Parties and entitled to vote on such matter pursuant to which this determination is being made. The Corporation shall not give effect to any voting rights of the Shares, and any holder shall not have the right to exercise voting rights with respect to any Shares pursuant hereto, to the extent that giving effect to such voting rights would result in such holder (together with its affiliates) being deemed to be entitled to vote in excess of the Maximum Percentage of the voting power of the Corporation. The provisions of this Section 6.2 shall be construed and implemented in a manner otherwise than in strict conformity to the extent necessary to correct this Section 6.2 or any portion thereof which may be defective or inconsistent with the intended voting limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained herein may not be waived by the Corporation or any holder of Shares.

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7. Redemption.

7.1 At any time and from time to time on or after the Date of Issuance, the Corporation shall have the right to redeem, out of funds legally available therefor, all or any portion of the then outstanding Shares (a “Series A Redemption”) for a price per Share equal to the Liquidation Value for such Share (the “Series A Redemption Price”). Any such Series A Redemption shall occur not more than sixty (60) days following the delivery by the Corporation of a written redemption notice (the “Series A Redemption Notice”) to the holder of record of each Share stating the aggregate number of Shares to be redeemed. Each Series A Redemption Notice shall state:

(a) the number of Shares held by the holder that the Corporation shall redeem on the Series A Redemption Date specified in the Series A Redemption Notice;

(b) the date the Series A Preferred Stock shall be redeemed (the “Series A Redemption Date”); and

(c) the manner and place designated for surrender by the holder to the Corporation of his, her, or its certificate or certificates representing the Shares to be redeemed.

7.2 In exchange for the surrender to the Corporation by the respective holders of Shares of their certificate or certificates representing such Shares in accordance with the Series A Redemption Notice, the aggregate Series A Redemption Price for all Shares held by each holder of Shares shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Stock on the applicable Series A Redemption Date.

7.3 If on the applicable Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the Shares to be redeemed on such Series A Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

8. Conversion; Exchange. The Series A Preferred Stock is not convertible or exchangeable into Common Stock or other securities of the Corporation or Subsidiary.

9. Reissuance of Series A Preferred Stock. Any Shares acquired by the Corporation may be reissued by the Corporation.

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10. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and the Required Holders and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, that no such action shall change or waive this Section 11, without the prior written consent of each holder of outstanding Shares; provided, further, that no amendment, modification, or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation, or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders in accordance with this Section 11.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President this ___ day of _____, 2023.

VINCO VENTURES, INC.

By:
Name:
Title:

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